Exhibit 10.1

OPTION AGREEMENT
For a
NON-EXCLUSIVE LICENSE

          This Agreement, effective as of Apri1 15, 2002 (the “Effective Date”), is between the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts and Applied Nanotech, Inc.  (“ANI”), a Texas Corporation with a usual place of business at 3006 Longhorn Blvd., Suite 107, Austin, Texas 78758.

R E C I T A L S

          WHEREAS, the University has significant expertise in the area of self-assembling polymers and ultra high density nanowire arrays which can lead to several commercializable applications including Field Emission Devices; and

          WHEREAS, ANI is an industrial leader in employing the latest technology in the manufacture of field emission displays and other emissivity devices; and

          WHEREAS, both University and ANI desire to test some University technology which may lead to possible new applications of University technology;

          NOW, THEREFORE, University and ANI hereby agree as follows:

1.          Exclusive License Option.

          1.1.          Definitions.

                    (a)  “Field” means development and commercialization of field emission devices, as seen in Exhibit A.

                    (b)  “Patent Rights” means the United States and foreign patents and patent applications set forth on Exhibit B including any divisional, continuation, continuation-in-part, and foreign equivalents thereof, as well as any patents issued thereon or reissues, reexaminations, or extensions thereof

          1.2.          Grant of Option Right.  University grants ANI a first option to obtain a worldwide, royalty-bearing, non-exclusive license (without the right to sublicense) wider its rights in the Patent Rights in the Field (the “Option Right”).  ANI may exercise the Option Right upon written notice to University, which is received by University within twelve (12) months after the Effective Date (the “Option Period”).  If ANI elects not to exercise the Option Right, or fails to exercise the Option Right during the Option Period, University may License its commercial rights under the relevant Patent Right to any third party.   If ANI does elect to exercise the Option Right, University and ANI shall negotiate in good faith a license agreement containing commercially

1

reasonable terms and conditions.  If University and ANI are unable to reach agreement within six (6) months after ANI exercised the Option Right (the “Negotiation Period”), University may offer its rights in the relevant Patent Right to any third parties.

          1.3.          Warranty Disclaimer.  University represents that its employees have assigned to University their entire right, title, and interest in the Patent Rights and that it has authority to grant the option right set forth in this Agreement UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILIIY OR FITNESS FOR A PARTICULAR PURPOSE.  Specifically, University makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, (ii) that the exploitation of the Patent Rights will not infringe any patents or other intellectual property rights of a third party, and (iii) that any third party is not currently infringing or will not infringe the Patent Rights.

2.          Consideration for Option Right.

          2.1.          Option Fee.  In partial consideration of the rights granted ANI under this Agreement, ANI shall pay to University a nonrefundable option fee of Ten Thousand and no/100 ($10,000.00) Dollars within ten (10) business days of the Effective Date.

          2.2.          Payment of Patent Expenses.  In partial consideration of the rights granted ANI under this Agreement, ANI shall reimburse University within ten (10) business days of the Effective Date for any past patent expenses (which the University is not presently compensated), as of the Effective Date in connection with obtaining the Parent Rights, but nevertheless limited to patent filing fees and attorney fees for preparing, prosecuting and defending the patent applications (“Patent-Related Expenses”), Thereafter, ANI shall reimburse University for Patent-Related Expenses as set forth In Section 3.2.  below.  The total amount of Parent Expense reimbursement (past and future) on patents as seen in Exhibit B, shall be limited to a total of Twenty-Five Thousand ($25,000) dollars during the Option Term.

          2.3.          Disclosure of Technology.  In partial consideration for the option fee and the reimbursement of Patent Expenses, University will disclose to ANI and its designated representative, all of the means know how of the technology, technical information, research and development information, test results and data in the laboratories of the inventors, necessary for the effective understanding to tie implementation of the Patent Rights.

3.          Maintenance of Patent Rights.

          3.1.          Responsibility for Patent Rights.  University is responsible for preparation, filing, prosecution, and maintenance of the Patent Rights, using patent counsel reasonably acceptable to ANI.  University shall consult with ANI as to the.  preparation, filing, prosecution.  and maintenance of all Parent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish ANI with copies of all relevant documents reasonably in advance of such consultation.  All disclosures of patent-related information and documents are University Confidential Information, regardless of whether they are marked or otherwise designated as confidential, as described in Article 4 below.

          3.2.          Payment of Expenses.   Within thirty (30) days after University invoices ANI, ANI shall reimburse University for all reasonable Patent-Related Expenses incurred by University pursuant to Section 3.1.  ANI may elect, upon sixty (60) days written notice to University, to cease payment of the expenses associated with obtaining or maintaining patent protection for one (1) or more Patent Rights in one or more countries.  In that event, ANI will have no rights under this Agreement with respect to those Patent Rights in those countries.  ANI shall be given every opportunity to take advantage of permitted delays in the prosecution of the PCT and foreign patent applications, including, but not limited to, the filing of Chapter 11 Demands.

4.          Information Exchange.

          4.1.          Purpose.  During the term of this Agreement, ANI and University are likely to exchange information relating to the Parent Rights and their potential commercial exploitation by ANI.   The following provisions are intended to protect the confidential or proprietary information of each party during this period of information exchange.

          4.2.          Definition of Confidential Information.  “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party’) to the other party (the “Receiving Party”) in connection with this Agreement, provided that the information is specifically designated as confidential.  Confidential Information includes any information relating to the Patent Rights regardless of whether it is specifically designated as confidential.    Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”).  Confidential Information that is disclosed.  orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party as soon as possible within thirty (30) days of the date of disclosure; the notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

          4.3.          Obligations.  For a period of five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain such Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its trustees or directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement (ii) use Confidential Information solely for the purposes of this Agreement and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being considered Confidential Information.

          4.4.          Exception.  The obligations of the Receiving Party under Section 4.3.  above do not apply to the extent the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and/or having no obligation of confidentiality with respect to the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.

          4.5.          Ownership and Return.  The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party.  Upon the expiration or termination of this Agreement or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one (i) copy of the Confidential Information solely for the purpose of monitoring its obligations under this Agreement.

5.       Term and Termination.

          5.1.          Term.  This Agreement begins on the Effective Date and remains in effect for a period of one (1) year, unless earlier terminated in accordance with the provisions of this Agreement.

          5.2.          Failure to Exercise Option Right.  In the event that ANI fails to exercise the Option Right during the Option Period, this Agreement terminates upon the conclusion of the Option Period.

          5.3.          Termination for Default.  In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

          5.4.          Effect of Termination.  The following provisions survive the expiration or termination of this Agreement:   Articles 4 and 6; Sections 7.1.  and 7.6.

6.       Dispute Resolution,

          6.1.          Procedures Mandatory.  The parties agree that any dispute arising out of or relating to this Agreement will be resolved solely by means of the procedures set forth in this Article, and that these procedures constitute legally binding obligations that are an essential provision of this Agreement provided, however, that all procedures and deadlines specified In this Article may be modified by written agreement of the parties.  If either parry fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

          6.2.          Dispute Resolution Procedures.

                    (a)  Negotiation.  In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date notice is received by the other party (the “Notice Date”).  Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location as soon as possible within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

                    (b)  Mediation.  If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties are obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section will override inconsistent provisions of the CM Model Procedure.  The mediator will be selected from the CPR Panels of Neutrals.  If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CTR shall appoint the mediator.  The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

                    (c)  Trial Without Jury.  If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party has the right to pursue any other remedies legally available to resolve the dispute provided, however, that the parties expressly waive any right to a jury in any legal proceeding under this Section.

          6.3.          Preservation of Rights Pending Resolution.

                    (a)  Performance to Continue.  Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

                    (b) Provisional Remedies.  Although the procedures specified in this Article are the sole procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

                    (c)  Statute of Limitations.  The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel, and laches) are tolled while the procedures set forth m Subsections 6.2.(a) and 6.2.(b) are pending.  The parties shall take any actions necessary to effectuate this result.

7.          Miscellaneous.

          7.1.          Publicity Restrictions.  Except as required by law, court order, or government regulation, ANI shall not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University.

7.2          Research Funded by Grants.

                    (a)  Federal Government.  To the extent that any invention claimed in the Patent Rights has been funded by the federal government, this Agreement and the grant of any rights in that invention is subject to and governed by federal law as set forth in 35 U.S.C.  §§ 201.211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.  If any term of this Agreement fails to conform with those laws and regulations, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 7.8.

                    (b)  Other Organizations.  To the extent that any invention claimed in the Patent Rights hat been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in that invention is subject to and governed by the terms and conditions of the applicable research grant.   If any term of this Agreement fails to conform with those terms and conditions, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 7.8.

          7.3.          Tax-Exempt Status.  ANI acknowledges that University, as a public institution of the Commonwealth of Massachusetts, holds the status of an exempt organization under the Internal Revenue Code of 1986, as amended.  ANI also acknowledges that certain facilities in which the inventions subject to the license option were developed may have been financed through offerings of tax-exempt bonds.  If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term shall be deemed an invalid provision and modified in accordance with Section 7.8.

          7.4.          Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party, which shall not be reasonably withheld, in connection with the merger.  reorganization, or sale of all, or substantially all of the business assets of ANI.

          7.5.          Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance relates only to that instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

          7.6.          Governing Law.  This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

          7.7.          Notice.  Any notices required or permitted under this Agreement shall be in writing.  shall specifically  refer to this Agreement, and shall be sent by recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

          If to University:

Office of Commercial Ventures and Intellectual Property
University of Massachusetts
140 Hicks Way, 512 Goodell
Amherst, MA 01003-9272
Attention:            Dr.  E.  Bradley Moynahan
                           Director

Tel: (413) 545-3606
Fax: (413) 545-3632
Email:  evip@resge@umass.edu

          If to ANI:

Applied Nanotech, Inc.
3006 Longhorn Blvd., Suite 107
Austin, TX 78158
Attention:          Dr.  Zvi Yaniv
                        President and CEO

Tel:  (512) 339-5020 x 103
Mobile: (512) 924-4856
Fax: (512) 339-5021
Email: zyaniv@CARBONTECH.net

All notices under this Agreement are effective upon receipt.  A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

          7.8.          Severability.  If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability will not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.   If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 7.  While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

          7.9.          Entire Agreement.  This Agreement, including Exhibits A and B, constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

          The parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNIVERSITY OF MASSACHUSETTS	APPLIED NANOTECH, INC.

By: /s/ Thomas Chmura	By: /s/ Zvi Yaniv
Thomas Chmura Vice President-Economic Development	Zvi Yaniv President and CEO

Date: 4/19/02	Date: 4/17/02